Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined Statements of Operations (the “Pro Forma Statements of Operations”) for the year ended December 31, 2005 and the six months ended June 30, 2006 gives effect to the ViewCentral acquisition as if it had occurred on January 1, 2005. The Pro Forma Statements of Operations are based on historical results of operations of Rainmaker and ViewCentral for the year ended December 31, 2005 and the six months ended June 30, 2006. For additional information, see assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Acquisition of ViewCentral has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the notes to the unaudited pro forma condensed combined financial information was allocated to the assets acquired and liabilities assumed based on the preliminary estimated fair values. The excess of the purchase prices over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

A pro forma condensed combined Balance Sheet (the “Pro Forma Balance Sheet”) giving effect to the acquisition of View Central as if the acquisition had occurred on June 30, 2006 has not been included because the company has incorporated the assets acquired and liabilities assumed from ViewCentral with Rainmaker’s Condensed Consolidated Balance Sheet at September 30, 2006 which was filed on Form 10-Q on November 13, 2006 as is hereby incorporated by reference.

The Pro Forma Statements of Operations and accompanying notes (the “Pro Forma Financial Information”) should be read in conjunction with, and are qualified by, the historical financial statements of Rainmaker contained in the Rainmaker Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006 as filed with the Securities and Exchange Commission on March 10, 2006, August 10, 2006 and November 13, 2006, respectively, and the historical financial statements of ViewCentral appearing elsewhere in the report to which this document is an exhibit.

The Pro Forma Financial Information is intended for informational purposes only and does not purport to represent (i) the future results of operations or financial position of Rainmaker or (ii) the actual results of operations or financial position of Rainmaker had the acquisition occurred on the dates assumed. In addition, the pro forma results are not intended to be a projection of future results.

Rainmaker Systems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2006

(In thousands, except per share amounts)

	Rainmaker	ViewCentral	Pro Forma Adjustments		Pro Forma
Net Revenue	$22,337	$2,651	$(15	)(a)	$24,973

Operating expenses:
Cost of services	11,084	291	10	(c)	11,385
Sales and marketing	1,624	761	10	(c)	2,395
Technology	2,629	572		(c)	3,201
General and administrative	3,849	317		(c)	4,166
Depreciation and amortization	1,486	24	530	(b)	2,040

Total operating expenses	20,672	1,965	550		23,187

Income (loss) from operations	1,665	686	(852)		1,786

Interest and other income (expense), net	(2)	(5)	—		(7)

Income (loss) before provision for income taxes	1,663	681	(852)		1,779
Provision for income taxes	72	1	10	(e)	83

Net income (loss)	$1,591	$680	$(862)		$1,696

Basic net income per common share	$0.12				$0.12

Diluted net income per common share	$0.12				$0.12

Weighted average shares outstanding - basic	12,905		755	(d)	13,660

Weighted average shares outstanding - diluted	13,785		785	(d)	14,570

See accompanying notes to unaudited pro forma condensed combined financial information.

Rainmaker Systems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2005

(In thousands, except per share amounts)

	Rainmaker	ViewCentral	Pro Forma Adjustments		Pro Forma
Net Revenue	$32,114	$3,788	$(256	)(a)	$35,646

Operating expenses:
Cost of services	18,716	576	36	(c)	19,328
Sales and marketing	2,838	2,330	59	(c)	5,227
Technology	4,248	1,102	34	(c)	5,384
General and administrative	8,134	678	3	(c)	8,815
Depreciation and amortization	3,114	67	1,222	(b)	4,403

Total operating expenses	37,050	4,753	1,354		43,157

Loss from operations	(4,936)	(965)	(1,786)		(7,511)

Interest and other income (expense), net	(68)	(10)		(e)	(78)

Net loss	$(5,004)	$(975)	$(1,786)		$(7,589)

Basic and diluted net loss per common share	$(0.48)				$(0.68)

Weighted average shares outstanding – basic and diluted	10,464		755	(d)	11,219

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

On September 15, 2006, Rainmaker Systems, Inc. entered into an Asset Purchase Agreement with ViewCentral, Inc. whereby ViewCentral sold substantially all of its assets to Rainmaker. This transaction was accounted for under the purchase method of accounting. The consideration payable at closing by Rainmaker in connection with the acquisition of certain assets and assumption of certain liabilities assumed of ViewCentral consists of the following:

•	754,968 shares of Rainmaker common stock valued at approximately $4.4 million based upon the five-day average trading price before and after September 19, 2006, the date on which the transaction was announced, at $5.88 per share.

•	Acquisition costs of approximately $210,000 related to the merger.

As of September 15, 2006, the preliminary allocation of the fair value of assets acquired and liabilities assumed was as follows (in thousands):

Assets acquired:
Cash	$635
Accounts receivable	256
Other current assets	46
Property and equipment	64
Customer relationships	2,190
Developed technology	920
Goodwill	2,879

6,990

Liabilities assumed:
Deferred revenue	(2,340)

Purchase price	$4,650

For developed technology and customer relations, Rainmaker estimated the cash flows associated with the excess earnings the technology and contacts would generate and allocated the present value of those earnings to the asset. In calculating this valuation, Rainmaker engaged a third party valuation firm which used a discount rate of 16% on its cash flow assumptions.

The following explanatory notes refer to their respective items in the pro forma statements above:

(a)	Deferred revenue represents the amounts of prepayments ViewCentral has received in advance of web hosted services to be performed. In accordance with EITF 01-03, Accounting in a Business Combination of Deferred Revenue of an Acquiree, we have reduced the carrying value of the deferred revenue by 11.4%, with the adjusted balances representing our best estimate of the fair value of the legal performance obligation assumed from View Central. Accordingly, an adjustment to the historical revenue presented in the pro forma statements of operations has been made. Deferred revenue will be recognized ratably over the next two fiscal years as provided by each individual web hosting subscription.

(b)	The pro forma adjustments reflect twelve months of amortization expense for the year ended December 31, 2005 and six months of amortization expense for the six months ended June 30, 2006, assuming the transaction occurred on January 1, 2005. Customer relationships and developed technology are being amortized over the expected estimated period of benefit of 60 and 36 months, respectively. Customer relationships are amortized at an accelerated rate while developed technology is amortized on a straight line basis. These are preliminary estimates and may change in the future.

(c)	The pro forma adjustments include non-cash compensation expense for the year ended December 31, 2005 and the six months ended June 30, 2006 assuming the transaction occurred on January 1, 2005. Rainmaker issued 29,942 shares of restricted common stock at $5.96 per share to certain employees of ViewCentral that accepted employment with Rainmaker.

(d)	The pro forma basic and diluted net income (loss) per common share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. The weighted average number of shares outstanding assumes that 754,968 shares of Rainmaker common stock issued at the closing of the acquisition were outstanding as of January 1, 2005. Diluted earnings per share is calculated using the treasury stock method and reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. For the six months ended June 30, 2006, it is assumed that the 29,942 shares of unvested restricted stock awards are included in the dilutive weighted shares outstanding. For the year ended December 31, 2005, dilutive net loss per share is equal to basic net loss per share because all common stock equivalents are anti-dilutive.

(e)	Rainmaker purchased assets from ViewCentral and accordingly no tax attributes were acquired. No tax expense or benefit was recorded for the pro forma loss in 2005. For the six months ended June 30, 2006, we estimated that we would have incurred an additional $10,000 in tax expense by taking into account ViewCentral’s income from operations, the tax benefit associated with the pro forma adjustments and the tax effect of the timing differences for the tax treatment of the intangible assets acquired.